TEMPUR-PEDIC INTERNATIONAL INC.

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

Stock Option Agreement

[Insert Employee Name]

This Stock Option Agreement dated as of ________ __, 20__this “Agreement”), between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1. Grant of Option.  Pursuant and subject to the Company’s Amended and Restated 2003 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of _____ shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Stock”), at a price of $_____ per share.  The ”Grant Date” of this Option is _______ __, 20__

2. Character of Option.  This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option.  Subject to the next sentence, this Option shall expire at 11:59 p.m. (Lexington, KY local time) on the date immediately preceding the tenth anniversary of the Grant Date.  However, this Option is subject to earlier termination as provided in Section 5 below.

4. Exercise of Option.  Until the expiration of this Option pursuant to Section 3 or Section 5 of this Agreement, the Optionee may exercise it as to the number of Option Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table.  However, subject to Section 5 of this Agreement, during any period that this Option remains outstanding after the Optionee’s employment with the Company and its Affiliates ends, the Optionee may exercise it only to the extent it was exercisable immediately prior to the end of the Optionee’s employment.

Number of Shares in Each Installment	Percentage of Option Shares	Initial Exercise Date for Shares in Installment
________ ________ ________	________ ________ ________	_________ __, ___ _________ __, ___ _________ __, ___

Section 7.1(e) of the Plan sets forth the procedure for exercising this Option by paying cash or a check made payable to the order of the Company in an amount equal to the aggregate exercise price of the Stock to be purchased, or by delivering other shares of Stock of equivalent Market Value, provided the Optionee has owned such shares of Stock for at least six (6) months.  The Optionee may also exercise this Option pursuant to a formal cashless exercise program as referred to in Section 7.1(e) of the Plan, subject to the terms and conditions referred to in Section 7.1(e) of the Plan.

5. Termination or Acceleration in Certain Cases.  The Option shall be subject to early termination prior to the tenth anniversary of the Grant Date and accelerated vesting in certain circumstances, as described below. Notwithstanding anything contained in this Section 5 to the contrary, however, in no event shall the Option become or remain exercisable to any extent after the expiration date set forth in Section 3.

(a)           By the Optionee’s Voluntary Resignation Without Good Reason.  If the Optionee’s employment with the Company or its Affiliates is terminated by the Optionee’s voluntary resignation without Good Reason, including by any Retirement that is not an Approved Retirement or the Optionee’s other voluntary departure, (i) the Option shall remain exercisable for that number of Option Shares for which this Option shall have become exercisable pursuant to Section 4 above (i.e., the “vested” Option Shares) as of the date of such termination of employment through the last day of the three (3) month period commencing on the later of (y) the expiration of any applicable Blackout Period (as defined below) in which such termination of employment occurs and (z) the date of such termination of employment; and (ii) the Option Shares that have not yet become vested Option Shares pursuant to Section 4 above as of the date of such termination of employment shall irrevocably expire, and the Optionee shall have no right to purchase any such unvested Option Shares.

(b)           Termination by the Company other than For Cause or By the Optionee for Good Reason.  If the Optionee’s employment with the Company or its Affiliates is terminated by the Company or an Affiliate, other than For Cause, or by the Optionee for Good Reason or by reason of Optionee’s employer ceasing to be an Affiliate (in the absence of a Change of Control), the Option shall remain outstanding and be or become exercisable to the extent otherwise provided in Section 4 for a three (3) year period commencing on the date of such termination of employment; provided, that in the event the Optionee’s employment is terminated prior to the end of the twelve (12) month period immediately following the Grant Date, the number of Option Shares otherwise subject to the Option shall be pro-rated downward based on the actual number of calendar months that elapsed during such twelve (12) month period prior to such termination of employment.  For example, if the Optionee is granted an Option to purchase 600 Option Shares on March 1, 2010 and Optionee’s employment is terminated by the Company or any of its Affiliates other than For Cause on September 1, 2010, the Option Shares subject to the Option will be adjusted downward by 50% to total 300 Option Shares (and the number of Option Shares that become vested Option Shares in each of the three (3) years specified in Section 4 shall be correspondingly reduced by fifty percent (50%)).  No pro-ration shall be made to the Option Shares for a termination of employment described in this Section 5(b) that occurs after the twelve (12) month anniversary of the Grant Date, and the Option shall remain outstanding and be or become exercisable to the extent provided in Section 4 for the three (3) year period commencing on the date of such termination of employment.  Notwithstanding the foregoing, no Stock shall be issued and all of Optionee’s rights to the Option and the Option Shares hereunder shall be forfeited, expire and terminate unless (i) the Company shall have received a release of all claims from the Optionee in a form reasonably acceptable to the Company (and said release shall have become irrevocable in accordance with its terms) prior to the date on which all of the Option Shares become vested Option Shares (or if earlier the deadline established in the form of release delivered by the Company to Optionee for execution) and (ii) the Optionee shall have complied with the covenants set forth in Section 10 of this Agreement.

(c)           Termination by the Company For Cause.  If the Company or any of its Affiliates terminates the Optionee’s employment For Cause, the Option and all of the Option Shares (whether or not then vested) shall be forfeited and shall expire and terminate immediately as of the date of such termination of employment.

(d)           Death or Long-Term Disability.  If the Optionee dies or the Company or any of its Affiliates terminates the Optionee’s employment due to the Optionee’s long-term disability (within the meaning of Section 409A of the Code), all of the Option Shares that have not become vested Option Shares pursuant to Section 4 as of the date of death or such termination of employment shall immediately become vested Option Shares, and the Option shall remain outstanding and exercisable until the one (1) year anniversary of the date of Optionee’s death or such termination of employment.

(e)           Approved Retirement.  In the event of the Optionee’s Retirement, the Committee may consent to the continued vesting of the Option in accordance with the annual vesting schedule specified in Section 4 and the extended exercisability of the vested Option Shares until the earlier of (i) the three (3) year anniversary of the date on which the Option becomes fully vested, and (ii) the three (3) year anniversary of the date of such Retirement (an “Approved Retirement”); provided, that in the event the date of the Optionee’s Approved Retirement occurs prior to the end of the twelve (12) month period immediately following the Grant Date, the number of Option Shares otherwise subject to the Option shall be pro-rated downward based on the actual number of calendar months that elapsed during such twelve (12) month period prior to such Approved Retirement (and, for the avoidance of doubt, no pro-ration shall be made in the event of an Approved Retirement to the Option Shares awarded more than twelve (12) months prior to the date of the Approved Retirement).  Notwithstanding the foregoing, no Stock shall be issued and all of Optionee’s rights to the Option and the Option Shares hereunder shall be forfeited, expire and terminate unless (i) the Company shall have received a release of all claims from the Optionee in a form reasonably acceptable to the Company (and said release shall have become irrevocable in accordance with its terms) prior to the date on which all of the Option Shares become vested Option Shares (or if earlier the deadline established in the form of release delivered by the Company to Optionee for execution) and (ii) the Optionee shall have complied with the covenants set forth in Section 10 of this Agreement.  If the Committee shall for any reason decline to consent to continued vesting on the Recipient’s Retirement, then the provisions of subsection (a) above shall instead apply.

(f)           Change of Control.  In lieu of the Change of Control provisions of Section 9 (a) - (c) of the Plan and notwithstanding anything herein to the contrary, if a Change of Control occurs this Agreement shall remain in full force and effect in accordance with its terms subject to the following.  In the event of such Change of Control:

(i)    if the Optionee’s employment is terminated by the Company or any of its Affiliates other than For Cause or if the Optionee resigns for Good Reason within twelve (12) months after the occurrence of a Change of Control, all of the Optionee’s Option Shares which have not become vested Option Shares pursuant to Section 4 as of the date of such termination of employment shall immediately become vested Option Shares and the Option Shares shall remain outstanding and exercisable until the date that is the one (1) year anniversary of the date of such termination of employment; and

(ii)           if the Option or the Option Shares are not assumed, converted or replaced by a successor organization following such Change of Control, all of the Optionee’s Option Shares which have not become vested Option Shares pursuant to Section 4 as of the date of such Change of Control shall immediately become vested Option Shares and the Option Shares shall remain outstanding and exercisable until the date that is the one (1) year anniversary of the date of such Change of Control.

(g)           For the purposes of this Agreement:

(i)           “Blackout Period” shall mean any period when employees are prohibited from making purchases and sales of the Company’s securities.

(ii)           “Change of Control” shall have the meaning set forth in the Plan, provided, that no event or transaction shall constitute a Change of Control for purposes of this Agreement unless it also qualifies as a change of control for purposes of Section 409A of the Code.

(iii)           “Employee”, “employment,” “termination of employment” and “cease to be employed,” and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) whether as an employee, consultant or director.

(iv)           “For Cause” shall mean any of the following: (A) Optionee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company or any Affiliate of the Company which are consistent with Optionee’s position and job description, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Optionee by the Chief Executive Officer or Global Vice President of Human Resources of the Company, which specifically identifies the manner in which Optionee has not substantially performed the assigned duties, (B) Optionee’s willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or any Affiliate of the Company, (C) Optionee’s conviction by a court of competent jurisdiction of, or pleading guilty or nolo contendere to, any felony, or (D) Optionee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any Affiliate of the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of the Company or any Affiliate of the Company;1

   1 Award agreement for each CEO and EVP will, if applicable, define such term as it is defined in his or her employment agreement.

(v)           “Good Reason” shall mean the relocation of Optionee’s principal workplace over sixty (60) miles from the existing workplaces of the Company or any Affiliate of the Company without the consent of Optionee (which consent shall not be unreasonably withheld, delayed or conditioned);2 and

(vi)   “Retirement” shall have the meaning assigned to such term in the applicable retirement policy of the Company or its Affiliates as in effect at such time.

6. Transfer of Option.  Except as provided in Section 6.4 of the Plan, neither this Option nor any Option Shares nor any rights hereunder to the underlying Stock may be transferred except by will or the laws of descent and distribution, and during the Optionee’s lifetime, only the Optionee may exercise this Option.

7. Incorporation of Plan Terms.  Except as otherwise provided herein in Section 5 above, this Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to Section 8 of the Plan, “Adjustment Provisions”, and the limitations on the Company's obligation to deliver Option Shares upon exercise set forth in Section 10 of the Plan, “Settlement of Awards”.  Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.

8. Miscellaneous.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.  This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

9. Tax Consequences.

(a)           The Company makes no representation or warranty as to the tax treatment of this Option, including upon the exercise of this Option or upon the Optionee’s sale or other disposition of the Option Shares.  The Optionee should rely on his/her own tax advisors for such advice.

(b)           All amounts earned and paid pursuant to this Agreement are intended to be paid in compliance with, or on a basis exempt from, Section 409A of the Code.  This Agreement, and all terms and conditions used herein, shall be interpreted and construed consistent with that intent.  However, the Company does not warrant all such payments will be exempt from, or paid in compliance with, Section 409A.  The Optionee bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

10. Certain Remedies.

(a) If at any time prior to the later of (y) the two (2) year period after termination of the Optionee’s employment with the Company and its Affiliates, and (z) the period that includes the date (after a termination of Optionee’s employment with the Company and its Affiliates) on which all of the Option Shares granted hereunder and capable of becoming vested Option Shares so become vested Option Shares (the last day of such later period being the “Covenant Termination Date”), any of the following occur:

(i) the Optionee unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

(ii) the Optionee accepts employment or a consulting or advisory engagement with any Competitive Enterprise (as defined in Section 10(c)) of the Company or its Affiliates or the Optionee otherwise engages in competition with the Company or its Affiliates;

   2 Award agreement for each CEO and EVP will, if applicable, define such term as it is defined in his or her employment agreement.

(iii) the Optionee acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Optionee’s new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

(iv) the Optionee fails to protect and safeguard while in his/her possession or control, or surrender to the Company upon termination of the Optionee’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Optionee;

(v) the Optionee solicits or encourages any person or enterprise with which the Optionee has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them;

(vi) the Optionee takes any action or makes any statement, written or oral, that disparages the business, products, services or management of Company or its Affiliates, or any of their respective directors, officers, agents, or employees, or the Optionee takes any action that is intended to, or that does in fact, damage the business or reputation of the Company or its Affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its Affiliates; or

(vii) the Optionee breaches any confidentiality obligations the Optionee has to the Company or an Affiliate, the Optionee fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Optionee uses confidential information of the Company or its Affiliates for his/her own benefit or gain, or the Optionee discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

(1) this Option shall terminate and be cancelled effective as of the date on which the Optionee entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;

(2) any stock acquired and held by the Optionee pursuant to the exercise of this Option during the Applicable Period (as defined in Section 10(b) below) may be repurchased by the Company at a purchase price of $[insert price equal to exercise price] per share; and

(3) any gain realized by the Optionee from the sale of stock acquired through the exercise of this Option during the Applicable Period shall be paid by the Optionee to the Company;

(b) The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one (1) year prior to the Optionee’s termination of employment with the Company or any Affiliate and ending on the Covenant Termination Date.

(c) The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products.  Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended by the Company from time to time upon notice to the Optionee.  At any time the Optionee may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise.  Such determination will be made within  fourteen (14) days after the receipt of sufficient information from the Optionee about the enterprise, and the determination will be valid for a period of ninety (90) days from the date of determination.

11. Right of Set Off.  By executing this Agreement, the Optionee consents to a deduction from any amounts the Company or any Affiliate owes the Optionee from time to time, to the extent of the amounts the Optionee owes the Company under Section 10 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Optionee to the extent that the exercise of such set-off right would violate any applicable law.  If the Company does not recover by means of set-off the full amount the Optionee owes the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.

12. Nature of Remedies.

(a) The remedies set forth in Sections 10 and 11 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative.  The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.

(b) The Company shall be entitled to place a legend on any certificate evidencing any stock acquired upon exercise of this Option referring to the repurchase right set forth in Section 10(a) above.  The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 10(a) has occurred or is reasonably likely to occur.

13. No Right to Employment.  This Option does not give the Optionee any right to continue to be employed by the Company or any of its Affiliates, or limit, in any way, the right of the Company or any of its Affiliates to terminate the Optionee’s employment, at any time, for any reason not specifically prohibited by law.

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In Witness Whereof, the parties have executed this Stock Option Agreement as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:
Title:                                                        Signature of Optionee

[Name of Optionee]

Optionee’s Address: